Exhibit 10.1a

Amendment to
Outstanding Awards under the
Kinsale Capital Group Inc. 2016 Omnibus Incentive Plan

This amendment (the “Amendment”), dated as of December 31, 2018, hereby amends the Kinsale Capital Group Inc. 2016 Omnibus Incentive Plan (the “Plan”) and each restricted stock award agreement and stock option award agreement evidencing a currently outstanding restrict stock award or stock option award (each, an “Award”) under the Plan as follows:

1.	Section 2(r) of the Plan is hereby deleted and replaced with the following:

“‘Disability’ means, with respect to any Participant, that such Participant as determined by the Administrator in its sole discretion, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.”

2.	Section 3.2 of each outstanding restricted stock award agreement is hereby deleted and replaced with the following:

“If the Grantee’s Continuous Status as an Employee, Director or Consultant terminates for any reason other than due to death or Disability prior to an applicable Vesting Date, as of the Termination Date, the Grantee shall forfeit any unvested Restricted Shares. If the Grantee’s Continuous Status as an Employee, Director or Consultant terminates due to death or Disability prior to an applicable Vesting Date, all then-unvested Time-Vested Stock shall fully vest as of the Termination Date and all then-unvested Performance-Vested Stock shall vest as of the Termination Date based on actual level of achievement as of the Termination Date.”

3.	Sections 2.2.4.1 and 2.2.4.2 of each outstanding stock option agreement is hereby deleted and replaced with the following:

“2.2.4.1.    the portion of the Option that is unvested as of the Termination Date shall become fully vested and exercisable as of the Termination Date; and”

2.2.4.2.    the portion of this Option that is vested and exercisable as of the Termination Date (including any portion of the Option which vests pursuant to Section 2.2.4.1 above) shall terminate and be cancelled on the earlier of (a) the expiration of the Term and (b) the date that is six (6) months after such of the Termination Date.”

4.	Except as expressly amended by this Amendment, all terms and conditions of the Plan and the outstanding Awards thereunder shall remain in full force and effect.

5.	This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.